EXHIBIT 10.96

                    EMPLOYMENT AND NON-COMPETITION AGREEMENT


     THIS EMPLOYMENT AND NON-COMPETITION AGREEMENT (the "Agreement") is effective as of June 15, 1996 and is being entered into by and between David G. Derrick, an individual (the "Employee"), and Biomune Systems, Inc., a Nevada corporation (the "Company").

                                    RECITALS:

     A. WHEREAS, the Company is a biotechnology and biopharmaceutical company engaged in the research, development and marketing of certain pharmaceutical and nutraceutical products;

     B. WHEREAS, prior to the date of this Agreement, the Employee has served as the Company's President and/or Chief Executive Officer pursuant to a Management Agreement (the "ADP Management Agreement") between the Company and ADP Management Corporation, a Utah corporation ("ADP Management"), and has provided services to the Company in that capacity, as outlined in the ADP Management Agreement;

     C. WHEREAS, since January 1, 1996, the Employee has served as the Company's Chief Executive Officer pursuant to the ADP Management Agreement and in that capacity has provided services to the Company as outlined in the ADP Management Agreement;

     D. WHEREAS, effective as of June 15, 1996, the Company and ADP Management entered into a Management Agreement Termination and Release Agreement that terminated the ADP Management Agreement; and

     E. WHEREAS, the Company desires to establish its right to the services of the Employee in the capacity described below, on the terms and conditions and subject to the rights of termination hereinafter set forth, and the Employee is willing to accept such employment on such terms and conditions.

     NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Employee and the Company have agreed and do hereby agree as follows:

     1. DUTIES AND RESPONSIBILITIES. The Company does hereby employ, engage, and hire the Employee in the capacity of Chief Executive Officer, and the Employee does hereby accept and agree to such hiring, engagement and employment. The Employee's duties and responsibilities during the Employment Period (as that term is defined in Section 2(b) below) shall be such duties as the Company's Board of Directors shall from time-to-time prescribe, including, but not limited to:

     (a) Set direction and provide oversight for the Company's President;

     (b) Provide oversight of the payment of all costs and expenses associated with the operations of the Company's business;

     (c) Negotiate all business and financial transactions, including, but not limited to, investment banking agreements, secondary stock offerings and private placement transactions;

     (d) Pursue possibilities for joint venture agreements and new business development opportunities;

     (e) Review and approve operational budgets for the Company; and

     (f) Direct and lead activities associated with stock analysts, brokers and institutional investors.

In addition, the Company's Board of Directors, in its sole and absolute discretion, shall direct the Employee's duties and responsibilities and may assign or reassign the Employee to such duties, obligations, responsibilities or positions as it deems in the Company's best interest and in the best interest of its shareholders. The Employee will devote the majority of his business time to the performance of his duties and responsibilities to the Company hereunder, reasonable vacations authorized by the Company's Board of Directors and reasonable absences because of illness excepted. Furthermore, the Employee will exercise due diligence and care in the performance of his duties and responsibilities to the Company under this Agreement.

     2. EMPLOYMENT PERIOD.

     (a) Initial Term. The Employee shall be employed by the Company in the capacity as set forth in Section 1 above for the period commencing on the effective date hereof (i.e., June 15, 1996) and terminating on September 30, 1997 (the "Initial Term"), unless this Agreement or the Employee's employment with the Company is sooner terminated in accordance with the provisions hereof.

     (b) Renewal; Employment Period Defined. The parties hereto may extend or renew this Agreement for additional periods of two (2) years each (individually, a "Renewal Term" and, collectively, the "Renewal Terms") on mutually acceptable terms and conditions, but neither the Company nor the Employee is under any obligation to agree to any such extension or renewal and may refuse to extend or renew this Agreement for any or no reason whatsoever. The period of time commencing as of the effective date hereof (i.e., June 15, 1996) and ending on the effective date of the expiration of this Agreement or the termination of the Employee's employment with the Company under this Agreement or any successor employment agreement is referred to herein as the "Employment Period."

     3. COMPENSATION.

     (a) Base Salary. The Company shall pay the Employee, and the Employee agrees to accept from the Company in full payment for his services and promises to the Company (specifically including the Employee's covenant not to compete as set forth in Section 11 below and the proprietary information provisions set forth in Section 12 below) a base salary per year at the rate of Two Hundred and 67/100 ($16,666.67) per month) until the termination of this Agreement at the end of the Initial Term.

     (b) Recognition of Stock Option Grant. The Company hereby recognizes the prior grant to the Employee pursuant to the ADP Management Agreement of an option to purchase a total of six hundred thousand (600,000) shares of the Company's unregistered and restricted Common Stock at a price of Two Dollars and No/100 ($2.00) per share, which options shall vest and be exercisable by the Employee as follows: (i) three hundred thousand (300,000) shares on September 30, 1996; and (ii) three hundred thousand (300,000) shares on September 30, 1997. All of such shares of the Company's Common Stock will be vested one hundred percent (100%) on the respective vesting dates set forth hereinabove. While the ADP Management Agreement has now been cancelled, the Company and the Employee hereby expressly acknowledge that said options previously granted to the Employee pursuant to the ADP Management Agreement nevertheless remain in full force and effect and are deemed to have the same terms and conditions as originally granted, except for the vesting provisions set forth in this Section 3(b) hereof. In addition, the Company hereby acknowledges that as of the date of this Agreement all options and warrants previously granted by the Company to the Employee (other than as set forth above in this Section 3(b)) are fully vested in the Employee.

     4. FRINGE BENEFITS. The Employee shall be entitled to the following benefits:

     (a) Benefit Plans. The Employee will be entitled to participate in any benefit plans available to other Company employees, including, but not limited to, retirement or 401(k) plans and any health, life and dental insurance plans, subject to any restrictions (including waiting periods) specified in any such plans.

     (b) Vacations. The Employee is entitled to four (4) weeks of paid vacation per year for each year during the Initial Term and any Renewal Term, with such vacations to be scheduled and taken in accordance with the Company's standard vacation policies.

     5. BUSINESS EXPENSES. The Company will reimburse the Employee for any and all necessary, customary and usual expenses, properly receipted in accordance with the Company's policies, incurred by the Employee for and on behalf of the Company during the Employment Period.

     6. DEATH OR DISABILITY.

     (a) Termination of Employment. If the Employee becomes physically or mentally disabled while employed by the Company, and as a result thereof becomes unable to continue the proper performance of his duties and responsibilities hereunder, or if the Employee dies while employed by the Company, the Employee's employment shall automatically cease and terminate on the date of death or the Employee's last day of active employment with the Company, as the case may be. The Company's obligation to pay the Employee's base salary pursuant to Section 3(a) above shall cease as of the date of the Employee's death, or, in the case of disability, the Employee's last day of active employment with the Company.

     (b) Definition of Disabled. The Employee shall be considered to be "disabled" for purposes of this Section 6, if, in the judgment of a licensed physician selected by the disinterested members of the Company's Board of Directors, the Employee is unable to perform his customary duties and responsibilities under this Agreement because of a physical or mental impairment or illness.

     7. TERMINATION BY THE COMPANY.

     (a) Termination for Cause. The Company may terminate this Agreement and the Employee's employment hereunder at any time before the last day of the Initial Term (or before the last day of any Renewal Term if this Agreement is renewed as provided by Section 2(b) above) for "cause." The term "cause" as used herein shall mean:

          (i) The failure of the Employee to discharge or perform his duties and responsibilities to the Company promptly and in good faith under this Agreement and with due diligence and care;

          (ii) The refusal of the Employee to implement or adhere to lawful or reasonable policies or directives of the Company's Board of Directors;

          (iii) Conduct of a criminal nature that may have an adverse impact on the Company's reputation and standing in the community or in the industry in which it or any of its subsidiaries operate;

          (iv) Conduct that is in violation of the Employee's common law duty of loyalty and fiduciary duty owed to the Company and its shareholders;

          (v) Fraudulent conduct in connection with the business or affairs of the Company (or any of its subsidiaries), regardless of whether said conduct is designed to defraud the Company (or any of its subsidiaries) or others; or

          (vi) Conduct that is in violation of any provision of this Agreement or any other agreement or contract between the Employee and the Company or any of the Company's subsidiaries.

The existence of cause shall be conclusively determined by the disinterested members of the Company's Board of Directors or by its duly appointed agent. If the Employee's employment is terminated for any of the reasons specified in subparagraphs (iii), (iv) or (v) above, the Employee's employment may be terminated immediately without any advance notice whatsoever. However, if the Employee's employment is terminated for any of the reasons specified in subparagraphs (i), (ii) or (vi) above, the Employee shall be entitled to receive ten (10) days advance written notice of his termination hereunder. If the Employee's employment is terminated pursuant to this Section 7(a), the Company's obligation to pay the Employee's base salary as determined pursuant to Section 3(a) above shall cease as of the Employee's last day of work and the Company shall have no obligation to pay the Employee any severance pay as provided under Section 10 below.

     (b) Termination Without Cause. The Company may also terminate this Agreement and the Employee's employment hereunder without cause for any or no reason prior to the stated termination date of the Initial Term (or prior to the stated termination date of any Renewal Term if this Agreement is extended or renewed as provided by Section 2(b) above) by providing the Employee with thirty
(30) days advance written notice of his termination hereunder. If the Employee's employment is terminated pursuant to this Section 7(b), however, the Company shall pay the Employee the severance pay determined in accordance with Section 10(b) below, which shall be paid in accordance with the requirements of Section 10(d) below.

     (c) Normal Termination. This Agreement shall automatically terminate on the expiration of the Initial Term without any notice from either party hereto, unless the parties extend or renew this Agreement for an additional Renewal Term pursuant to Section 2(b) above. If the parties hereto agree to extend or renew this Agreement, this Agreement, as extended or renewed, shall automatically terminate as of the last day of each such Renewal Term, without any notice from either party hereto, unless the parties agree in writing in advance to again extend or renew this Agreement for an additional Renewal Term as provided by
Section 2(b) above.

     (d) Discontinuance of Operations. The Company may terminate this Agreement and the Employee's employment hereunder at any time if the Company discontinues its operations, liquidates, becomes insolvent or voluntarily files for protection under the United States Bankruptcy Code or files any petition or action in bankruptcy or insolvency or for the appointment of a receiver or trustee or for the assignment of its assets for the benefit of its creditors.

     (e) Final Compensation Payments. The Company's obligation to pay the Employee's base salary pursuant to Section 3(a) above shall terminate as of the last day of the Initial Term (or as of the last day of any Renewal Term if this Agreement is extended or renewed as provided by Section 2(b) above) or on the day properly specified in any notice of termination issued pursuant to any of the preceding paragraphs of this Section 7 or pursuant to Section 8 below.

     8. VOLUNTARY TERMINATION BY THE EMPLOYEE. The Employee shall have the right at any time during the Initial Term (or prior to the stated termination date of any Renewal Term if this Agreement is extended or renewed as provided by Section 2(b) above) to terminate his employment with the Company and this Agreement; provided, however, that the Employee will give the Company ninety (90) days prior written notice of his voluntary termination of employment pursuant hereto. In the event the Employee voluntarily terminates his employment with the Company pursuant to this Section 8, the Company's obligation to pay the Employee's base salary pursuant to Section 3(a) above shall cease as of the Employee's last day of work and the Employee will forfeit all unvested stock options and warrants, all unpaid cash bonuses and all vacation, and the Employee shall be entitled to severance pay in accordance with Section 10(c) below.

     9. EFFECT OF TERMINATION. Upon the proper termination of the Employee's employment and this Agreement by the Company pursuant to Section 7 above for any reason whatsoever, or upon the voluntary termination of the Employee's employment and this Agreement by the Employee pursuant to Section 8 above, this Agreement shall thereupon be and become null and void and of no further force or effect; provided, however, that the covenants not to compete set forth in Sections 11(a), 11(b) and 11(c) below and the proprietary information provisions set forth in Section 12 below shall survive any such termination and shall continue to bind the Employee as set forth therein. Any payments due pursuant to the terms of this Agreement for services rendered by the Employee to the Company prior to the expiration or termination of this Agreement or the Employee's employment hereunder shall be made as otherwise provided herein.

     10. SEVERANCE PAY.

     (a) Termination by the Company for Cause. If the Company terminates this Agreement and the Employee's employment hereunder at any time before the last day of the Initial Term or any Renewal Term for cause pursuant to Section 7(a) above, the Company shall not be obligated to pay the Employee any severance pay hereunder, but the Employee shall nevertheless be subject to the two (2) year covenant not to compete set forth in Section 11(a) below.

     (b) Termination by the Company Without Cause. If the Company terminates this Agreement and the Employee's employment hereunder at any time before the last day of the Initial Term or any Renewal Term without cause pursuant to
Section 7(b) above, the Company shall pay the Employee as severance pay in accordance with the requirements of Section 10(d) below an amount equal to the actual total cash compensation paid to the Employee during the preceding twelve
(12) months; provided, however, that such severance pay shall in no event exceed Two Hundred Thousand Dollars ($200,000) (1) year non-competition period; provided, further, however, that in the event the Company does not desire to subject the Employee to the one (1) year covenant not to compete set forth in
Section 11(b) below upon the termination of this Agreement by the Company pursuant to Section 7(b) above, the Employee may compete with the Company and the Company shall not be obligated to pay the Employee any severance pay under this Section 10(b).

     (c) Voluntary Termination by the Employee. If the Employee voluntarily terminates his employment with the Company and this Agreement at any time during the Initial Term or any Renewal Term pursuant to Section 8 above, the Company shall not be obligated to pay the Employee any severance pay and the Employee shall be subject to a two (2) year non-competition period pursuant to Section 11(c) below.

     (d) Payment of Severance Pay. In the event the Company is obligated to pay the Employee any severance pay pursuant to Section 10(b) above, such severance pay shall be amortized over the applicable period of the covenant not to compete and paid by the Company to the Employee in arrears in equal monthly installments (with any deductions or withholdings that may be required under applicable state or federal tax laws or regulations) within ten (10) days after the end of the last day of each of the first five (5) months of the applicable non-competition period, the balance of which severance payments will be paid to the Employee in a lump sum (with any deductions or withholdings that may be required under applicable state or federal tax laws or regulations) within ten (10) days after the end of the sixth month of the applicable non-competition period if there has been no breach by the Employee of Section 11(e) below during said six (6) month period; provided, however, that if there has been any breach by the Employee of
Section 11(e) below during said six (6) month period, the Employee shall not be entitled to any remaining severance pay hereunder, but rather shall promptly repay to the Company all severance pay that was paid to the Employee pursuant to this Section 10(d) and the Employee shall nevertheless be subject to the legal remedies set forth in Section 11(f) below.

     11. COVENANT NOT TO COMPETE. The Employee acknowledges that he will be employed by the Company in the capacity indicated in Section 1 above and that in such capacity the Employee will be the Company's representative with the Company's clients, customers, employees, consultants, financial advisors, suppliers, sources of supply, investors, investment bankers, and the financial and business communities (individually, a "Business Contact" and, collectively, the "Business Contacts"). The Employee also acknowledges that he has in the past had access to and has received, and acknowledges that he will in the future have access to and receive, secret, confidential, proprietary and trade secret information about the Company and its products, product candidates, research and development activities, clinical trial results, nutritional study results, services and Business Contacts, and that he will have access to other Proprietary Information (as that term is defined in Section 12(c) below) licensed to or owned, acquired or developed by the Company at its expense for use in its business or proposed business operations. The Employee's services to the Company are special, unique and extraordinary, and the success or failure of the Company is highly dependent upon the Employee's discharge of his duties and responsibilities as provided herein. Accordingly, by execution of this
Agreement:

     (a) Duration of Covenant--Termination by the Company for Cause. Except as otherwise provided herein, the Employee agrees that during the Initial Term and any Renewal Term and for a period of two (2) years following the termination of this Agreement and the Employee's employment with the Company pursuant to
Section 7(a) above for cause, the Employee shall not violate the provisions of
Section 11(e) below. The Employee agrees that the two (2) year period referred to in the immediately preceding sentence shall be extended by the number of days included in any period of time during which the Employee is or was engaged in activities constituting a breach of Section 11(e) below.

     (b) Duration of Covenant--Termination by the Company Without Cause. Except as otherwise provided herein, the Employee agrees that during the Initial Term and any Renewal Terms and for a period of one (1) year following the termination of this Agreement and the Employee's employment with the Company pursuant to
Section 7(b) above for any reason whatsoever, the Employee shall not violate the provisions of Section 11(e) below. The Employee agrees that the one (1) year period referred to in the immediately preceding sentence shall be extended by the number of days included in any period of time during which the Employee is or was engaged in activities constituting a breach of Section 11(e) below.

     (c) Duration of Covenant--Voluntary Termination by the Employee. Except as otherwise provided herein, the Employee agrees that during the Initial Term and any Renewal Terms and for a period of two (2) years following the Employee's voluntary termination of his employment with the Company and of this Agreement pursuant to Section 8 above, the Employee shall not violate the provisions of
Section 11(d) below. The Employee agrees that the two (2) year period referred to in the immediately preceding sentence shall be extended by the number of days included in any period of time during which the Employee is or was engaged in activities constituting a breach of Section 11(e) below.

     (d) Geographical Scope. The geographical scope of the covenants not to compete contained in this Section 11 shall include the United States of America and Canada and their respective territories and possessions, and all other countries where the Company or any of its subsidiaries has conducted business operations at any time during the Initial Term or any Renewal Term.

     (e) Prohibited Competitive Activities. During the time periods specified Section herein and in Sections 11(a), 11(b) and 11(c) above, the Employee will not:

          (i) Directly or indirectly own, operate, manage, consult with, control, participate in the management or control of, be employed by, maintain or continue any interest whatsoever in any company, corporation, partnership, entity or person that intends to engage in or that manufactures, markets, distributes or sells pharmaceutical or nutraceutical products similar to or competitive with any of the Company's products or product candidates or any of the products or product candidates of any of the Company's subsidiaries; or

          (ii) Directly or indirectly solicit any Business Contact for any company, corporation, partnership, entity or person that is a competitor or potential competitor of the Company or any of the Company's subsidiaries.

     (f) Need for Covenant and Legal Remedies. The Employee expresses, agrees and acknowledges that the covenants not to compete contained in this Section 11 are necessary for the Company's protection because of the nature and scope of the Company's business and the Employee's position with and the scope of the duties and responsibilities delegated to the Employee by the Company pursuant to this Agreement. Furthermore, the Employee acknowledges that, in the event of his breach of any of the covenants not to compete contained in Section 11(a),
Section 11(b) or Section 11(c) above, money damages will not sufficiently compensate the Company for the injury caused thereby, and the Employee accordingly agrees that in addition to such money damages (and further, in addition to the return to the Company of any severance pay paid to the Employee that is required to be returned to the Company pursuant to Section 10(d) above), he may be restrained and enjoined from any continuing breach of any of the covenants not to compete contained in Section 11(a), Section 11(b) or Section 11(c) above without any bond or other security being required by any court. The Employee acknowledges that any breach of any of the covenants not to compete contained in Section 11(a), Section 11(b) or Section 11(c) above will result in irreparable damage, harm and injury to the Company.

     (g) Acknowledgements by the Employee. The Employee expressly agrees and acknowledges as follows:

          (i) The covenants not to compete contained in Sections 11(a), 11(b) and 11(c) above are reasonable as to time and geographical scope and area, and do not place any unreasonable burden on the Employee;

          (ii) The general public will not be harmed as a result of enforcement of either of the covenants not to compete contained in Section 11(a),
     Section 11(b) or Section 11(c) above;

          (iii) The Employee has requested or has had the opportunity to request that his personal legal counsel review this Agreement and the covenants not to compete contained in Sections 11(a), 11(b) and 11(c) above; and

          (iv) The Employee understands and hereby agrees to each and every term and condition of this Agreement and the covenants not to compete contained in Sections 11(a), 11(b) and 11(c) above.

     12. PROPRIETARY INFORMATION.

     (a) Return of Proprietary Information. Upon the expiration or termination of this Agreement and the termination of the Employee's employment hereunder for any reason whatsoever (whether such termination shall be voluntary or involuntary and whether with or without cause), the Employee shall immediately turn over to the Company any and all Proprietary Information (as that term is defined in Section 12(c) below). The Employee shall have no right to retain any copies (in any form whatsoever) of any material qualifying as Proprietary Information for any reason whatsoever after the termination of his employment hereunder without the express prior written consent of the Company.

     (b) Non-Disclosure. It is understood and agreed that, in the course of the Employee's employment hereunder and through his past activities for and on behalf of the Company, and his future contemplated activities for and on behalf of the Company as provided in this Agreement, the Employee has received and will receive, has dealt with and will deal with, and has had access to and will have access to the Company's Proprietary Information and that the Employee holds and will hold all of the Company's Proprietary Information in trust and confidence for the Company and only for its benefit and use. The Employee agrees that he will not, during the Initial Term, any Renewal Term or the Employment Period or thereafter, in any fashion, form or manner, directly or indirectly, retain, make copies of, divulge, disclose or communicate to any person, company, corporation, partnership or entity, in any manner whatsoever, except when necessary or required in the normal course of the Employee's employment hereunder and for the benefit of the Company or with the express prior written consent of the Company, any of the Company's Proprietary Information or any information of any kind, nature or description whatsoever concerning any matters affecting or relating to the Company's business or proposed business operations.

     (c) Proprietary Information Defined. For purposes of this Agreement, "Proprietary Information" means and includes the following: (i) the identity of Business Contacts in, of or to the Company, or potential Business Contacts in, of or to the Company; (ii) any written, typed or printed list or other materials identifying Business Contacts or potential Business Contacts of the Company;
(iii) any financial or other information supplied to the Company by any Business Contact; (iv) any and all data or information involving the formulas, processes, techniques, programs, methods, suppliers or contacts employed by the Company in the conduct of its business or proposed business operations; (v) any lists, documents, manuals, records, forms or other instruments or materials used by the Company in the conduct of its business or proposed business operations; (vi) any descriptive materials describing the methods and procedures employed by the Company in the conduct of its business or proposed business operations; and
(vii) any other secret, proprietary or confidential information or data concerning or related to the Company or the Company's business or proposed business operations. The terms "list," "document" or their equivalent, as used in this Section 12(c), are not limited to a physical writing or compilation, but rather include any and all information or data whatsoever regarding the subject matter of the "list" or "document," whether or not such compilation has been reduced to writing. In addition, the term "Company" as used in this Section 12(c) includes the Company and all of its subsidiaries.

     13. TERMINATION OF PRIOR AGREEMENTS. This Agreement terminates and supersedes any and all prior agreements and understandings between the parties hereto (including, but not limited to, the ADP Management Agreement) with respect to employment, the compensation to be received by the Employee from the Company, non-competition and the confidentiality of the Company's proprietary information.

     14. MISCELLANEOUS.

     (a) Assignment. This Agreement is personal in nature to the Employee and neither this Agreement nor any of the Employee's duties, responsibilities, rights and obligations hereunder can be assigned or transferred by the Employee without the express prior written consent of the Company. Neither this Agreement nor any of the Company's duties, responsibilities, rights and obligations hereunder can be assigned or transferred by the Company without the expressed prior written consent of the Employee.

     (b) Governing Law; Jurisdiction. This Agreement shall be governed in all respects, whether as to validity, construction, capacity, performance or otherwise, by the laws of the State of Utah, and no action involving this Agreement may be brought except in the Third District Court of the State of Utah or in the Federal District Court for the District of Utah.

     (c) Entire Agreement. This Agreement embodies the entire agreement of the parties hereto respecting the matters within its scope and may be modified, altered, amended or changed only in a writing signed by both of the parties hereto.

     (d) Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of any such term, covenant or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any time be deemed to constitute a waiver or relinquishment of such right or power at any other time or times.

     (e) Severability. In the event a court of competent jurisdiction determines that any portion or provision of this Agreement is in violation of any statute, law, rule, regulation, ordinance or public policy, then only the portions or provisions of this Agreement that violate such statute, law, rule, regulation, ordinance or public policy shall be stricken. All portions or provisions of this Agreement that do not violate any applicable statute, law, rule, regulation, ordinance or public policy shall continue in full force and effect for all purposes. Furthermore, any court order striking any portion or provision of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties to this Agreement.

     (f) Headings; Incorporation; Interpretation. The headings and captions used in this Agreement are for convenience only and shall not be considered in interpreting this Agreement. The above Recitals are deemed to be incorporated herein by reference. Notwithstanding any rule or maxim of construction to the contrary, any ambiguity or uncertainty in this Agreement shall not be construed against either of the parties hereto based upon authorship of any portion or provision hereof.


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     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Employee has hereunto signed this Agreement, effective as of the date first-above written.

THE EMPLOYEE:                               THE COMPANY:

                                                 BIOMUNE SYSTEMS, INC., a Nevada
                                                 corporation

                                                 /s/ Milton G. Adair
-------------------------------                  -------------------------------
/s/ David G. Derrick                             Milton G. Adair
                                                 Its: President